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                                                                Exhibit 5.1

                [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]

                                     January 27, 1999

Bradlees, Inc. and Bradlees Stores, Inc.

One Bradlees Circle

Braintree, MA 02184

  Re: Registration Statement on Form S-1

Ladies and Gentlemen:

  This opinion is delivered in our capacity as corporate counsel to Bradlees, Inc. ("Bradlees") and Bradlees Stores, Inc. ("Bradlees Stores" and together with Bradlees, the "Companies") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") of a Registration Statement on Form S-1 (the "Registration Statement") relating to 7,267,424 shares of Common Stock, par value $.01 per share (the "Shares"), of Bradlees and $36,000,000 aggregate principal amount of 9% Convertible Notes (the "Notes") of Bradlees Stores to be offered from time to time by certain selling securityholders pursuant to Rule 415 promulgated under the Act. The securities are being issued by each of the Companies pursuant to the Companies' plan of reorganization under Chapter 11 of the United States Bankruptcy Code, as described in the Registration Statement (the "Plan of Reorganization").

  As counsel for the Companies, we have examined the Companies' Plan of Reorganization, the Articles of Organization and By-laws of each of the Companies, each as presently in effect, the indenture under which the Notes will be issued, as described in the Registration Statement (the "Indenture") and such records, certificates and other documents of each of the Companies as we have deemed necessary or appropriate for the purposes of this opinion.

  We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the Commonwealth of Massachusetts.

  Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action on the part of Bradlees and upon issuance of the Shares pursuant to and in accordance with the Plan of Reorganization, will be legally issued, fully paid and non-assessable by Bradlees under the Massachusetts Business Corporation Law; and

2. The Notes have been duly authorized by all necessary corporate action on the part of Bradlees Stores and, upon issuance of the Notes pursuant to and in accordance with the Plan of Reorganization and the Indenture, will constitute valid and binding obligations of Bradlees Stores, enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect regarding creditors' rights generally and (ii) principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

  In rendering the opinions set forth above, we express no opinion as to the adequacy or sufficiency of the consideration received or to be received in connection with the Plan of Reorganization.

  We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     GOODWIN, PROCTER & HOAR LLP